                                                                    EXHIBIT 10.8

    A REQUEST FOR CONFIDENTIAL TREATMENT HAS BEEN FILED WITH THE COMMISSION WITH RESPECT TO PORTIONS OF THIS EXHIBIT AND SUCH PORTIONS HAVE THEREFORE BEEN OMITTED, AS INDICATED BY A BRACKETED ASTERISK [*], AND FILED SEPARATELY WITH THE COMMISSION.

                    LICENSING AND SERVICES OPTION AGREEMENT


  THIS LICENSING AND SERVICES OPTION AGREEMENT (hereinafter "the Agreement") is entered into as of June 18, 1998 by and between DISNEY ENTERPRISES, INC., a Delaware corporation ("Disney") and INFOSEEK CORPORATION, a California corporation ("Infoseek").

                                 RECITALS

1. Pursuant to the Agreement and Plan of Reorganization By and Among Infoseek, Infoseek Corporation, a Delaware Corporation, Starwave Corporation, and Disney ("the Agreement and Plan of Reorganization") and the Common Stock and Warrant Agreement and a series of related transactions, each dated as of the date hereof and referred to collectively as "the Acquisition Agreements," Disney and The Walt Disney Company, a Delaware corporation, have agreed to acquire approximately a 43% interest in the voting equity of Infoseek, subject to the terms and conditions set forth in those agreements.

2. Pursuant to a license agreement, dated as of the date hereof ("the License Agreement"), and as more fully set forth therein, Disney has agreed to license to Infoseek the names and brands "Go Networks" and associated Intellectual Property Rights for the production, distribution, operation, development and exploitation by Infoseek of an Internet portal service named "Go Networks" or another name mutually approved by Licensor and Licensee (hereinafter referred to as the "Portal Products").

3. In connection with the Acquisition Agreements and the License Agreement, Disney and Infoseek have entered into an agreement with respect to the management and governance of the Portal Products (the "Product Management Agreement").

  NOW, THEREFORE, for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Disney and Infoseek hereby agree as follows:

1.  CERTAIN DEFINITIONS

  These definitions apply to this Agreement and the Exhibits attached hereto.

  "ABOVE THE FOLD" means, with respect to an Image, Image Link, Link or text that such is immediately visible to an end user, without any scrolling or navigation on a 640 by 480 pixel page.

  "AFFILIATE" means a person controlling, controlled by or under common control of another person. Control shall mean, for the purposes of this definition, ownership or control, directly or indirectly, of at least 50% of the outstanding stock or other voting rights entitled to elect directors or the corresponding non-corporate managing authority.

  "BANNER ADVERTISEMENT" means any Image displayed on a Web Page that is intended to serve as an advertisement for a product, service or Web Page. Banner Advertisements include, if applicable, Hyper-Links to another Web Page.

  "CONTRACT YEAR" means each twelve (12) month period following the effective date of Disney's exercise of the option to make effective the terms and conditions of Exhibit A, Exhibit B or both Exhibit A and B.

  "DERIVATIVE WORK" means (a) without limitation, any computer program, object code, source code, work product, service, improvement supplement, modification, alteration, addition, revision, enhancement, new version, new edition, remake, sequel, translation, adaptation, design, plot, theme, character, story line, concept, scene, audio-visual display, interface element or aspect, in any medium, format, use or form whatsoever, whether interactive or linear and whether now known or unknown, that is derived in any manner, directly or indirectly, from any Infoseek Search Technology or Infoseek Communication Technology, or any part or aspect thereof, or that uses or incorporates any such Infoseek property, or any part or aspect thereof; (b) any "derivative work" of any Infoseek Search Technology or Infoseek Communication Technology or part or aspect of any thereof, as defined in the Copyright Laws of the U.S., Title 17 U.S.C. ` 101 et seq. ("the Copyright Law"); and (c) any material or documentation related to any of the foregoing.

  "DISNEY SERVICES" means any and all Narrowband online services or sites owned by Disney or any Disney Affiliate and developed and operated by or on behalf of Disney or any Disney Affiliate.

  "EFFECTIVE TIME" means the time and date of the filing of the Certificates of Merger referred to in the Agreement and Plan of Reorganization.

  "HYPER-LINK" means a link to another Web Page ("URL") that sends an instruction to a Web browser to open a designated Web Page activated when a user selects an image or text so linked.

  "IMAGE" means any bitmapped representation of a graphic or text, including without limitation those stored in files ending in suffixes of .bmp, .gif or
 .jpg.

  "IMAGE LINK" means an Image that is Hyper-Linked to another Web Page.

  "INFOSEEK CHANNEL" means the topical or other designations that Infoseek devises that serve as a an organizational method for locating, organizing or aggregating content on the Infoseek Web Presence and each is single click away from the Infoseek home page. Infoseek currently labels these topical designations as "channels." However designated in the future, any functional or organizational equivalent developed or used by Infoseek shall be considered a "channel."

  "INFOSEEK COMMUNICATION TECHNOLOGY" means any and all proprietary computer systems, software (including source code), techniques, methods, applications and other technology, and related documentation, that Infoseek owns or controls as of the date of exercise by Disney of its Exhibit A option pursuant to Section 2 for chat applications (whereby two or more Internet users communicate by inputting text or other transmittable data that appears in a common dialogue box or other display medium, whether delivered over the Web or by other means). For purposes of this definition, "control" shall mean the ability to grant the rights and licenses set forth herein without payment of royalties or other consideration to unrelated third parties. In the event that any Infoseek Communication Technology would be included in this definition but for the obligations of Infoseek to pay royalties or other consideration to an unrelated third party, then Disney shall have the right, at its option, to pay such royalties or other consideration and include such technology in this definition.

  "INFOSEEK SEARCH TECHNOLOGY" means any and all proprietary computer systems, software, (including source code) techniques, methods, applications and other technology, and related documentation that Infoseek owns or controls as of the date of exercise by Disney of its Exhibit B option pursuant to Section 2, for the Web-crawler (referred to as a "spider") that constitutes the Infoseek Search tool for searching the World Wide Web currently available at http://www.infoseek.com and related Web sites, including, without limitation, the weighted service that returns Web Pages which Infoseek markets as "Extra Search Precision," "E.S.P.", or "ESP." For purposes of this definition, "control" shall mean the ability to grant the rights and licenses set forth herein without payment of royalties or other consideration to unrelated third parties. In the event that any Infoseek Search Technology would be included in this definition but for the obligations of Infoseek to pay royalties or other consideration to an unrelated third party, then Disney shall have the right, at its option, to pay such royalties or other consideration and include such technology in this definition.

  "INFOSEEK WEB PRESENCE" means any and all Web Pages owned by Infoseek and developed or operated by or on behalf of Infoseek, including Infoseek's current Web Presence which originates at http://www.infoseek.com.

  "INITIAL WEB PAGE" means the first Web Page that is viewed in response to a Web-based search, or the selection of a button, Image Link or a Hyper-Link. When used in reference to a Web Presence, the Initial Web Page indicates the page returned by the entry of the basic URL or root address (which for Infoseek is currently http://www.infoseek.com).

  "INTELLECTUAL PROPERTY RIGHTS" means any and all (by whatever name or term known or designated) tangible and intangible and now known or hereafter existing
(a) rights associated with works of authorship, including but not limited to copyrights (including without limitation the sole and exclusive right to prepare "derivative works" (as defined in the Copyright Law) of the copyrighted work and to copy, manufacture, reproduce, distribute copies of, modify, publicly perform and display the copyrighted work and all derivative works thereof), moral rights (including without limitation any right to identification of authorship and any limitation on subsequent modification) and mask-works, (b) rights in and relating to the protection of trademarks, service marks, trade names, goodwill, rights in packaging, rights of publicity and privacy, merchandising rights and similar rights, (c) rights in and relating to the protection of trade secrets and confidential information, (d) patents, designs, algorithms and other industrial property rights and rights associated therewith, (e) other intellectual and industrial property and proprietary rights (of every kind and nature however designated) relating to intangible property that are analogous to any of the foregoing rights (including without limitation logos, character rights, "rental rights" and rights to remuneration), whether arising by operation of law, contract, license or otherwise, (f) registrations, applications, renewals, extensions, continuations, divisions or reissues thereof now or hereafter in force throughout the universe (including without limitation rights in any of the foregoing), and (g) rights in and relating to the sole and exclusive possession, ownership and use of any of the foregoing throughout the universe,including without limitation the right to license and sublicense, franchise, assign, pledge, mortgage, sell, transfer, convey, grant gift over, divide, partition and sue (or not sue) in any way any of the foregoing now or hereafter (including without limitation any claims and causes of action of any kind with respect to, and any other rights relating to the enforcement of, any of the foregoing).

  "MOST PROMINENT PLACEMENT" shall mean, at a minimum (1) an Above the Fold placement of an Image, Image Link, Hyper-Link or text on the Initial Web Page of the relevant Infoseek Channel, which Image, Image Link, Hyper-Link or text shall be at least equal in size to the largest Image, Image Link, Hyper-Link or text featured on such Initial Web Page (excluding Banner Advertisements), and (2) that the content, brand, icons, Images, Image Links, Hyper-Links or text of the Disney Services referenced in Section 2 of Exhibit B shall be placed within the appropriate Infoseek Channels with the largest size on the same page as compared with any other content, brand, icons, Images, Image Links, Hyper-Links or text (excluding Banner Advertisements). For example and without limitation, on the first page seen by viewers of each section of each Infoseek Channel for sports (e.g., sports home page, sports news page, scores pages, teams page, league page, information pages, etc.) such page will include a link to ESPN.com (to the extent that such page contains any links to content pages) that is the largest in size. If there is a headline or scores box for sports or news headlines or scores on a page, ABC News headlines and ESPN headlines and scores shall appear as the first headlines/scores in the appropriate boxes. To the extent that any such page includes content (e.g., sports headlines, columnists, polls, scores, specialized league information), ESPN.com content shall have most prominent placement on any such page, subject to availability of appropriate content (i.e., if ESPN.com does not have original content on high school football, if there is a sports page featuring high school football, such page shall not be required to feature content from ESPN.com).

  "NARROWBAND" means programming that does not require transmissions at date rates which would enable real time, full motion video at equal to or better than the NTSC broadcast resolution.

  "PERSONAL START PAGE" means the Initial Web Page on the Infoseek Web Presence that results from the user customizing the display and search features of Infoseek. Infoseek currently provides limited customization of the Personal Start Page under the option "personalize." The phrase "Personal Start Page" includes more robust customization that Infoseek may undertake in the future.

  "URL" means Uniform Resource Locator and indicates the address of a Web Page.

  "WEB" means the World Wide Web, the designation for the viewing of integrated text, graphics, sound and other media through software known as a browser over the Internet, a world-wide network of computers communicating using standard protocols. Web also includes any future enhancement to the browsing software or Internet backbone and protocols that deliver such content.

  "WEB PAGE" means a single file displayed through Web browser software and made available for viewing, by means of a download to local cache memory, over the Internet through a common protocol.

  "WEB PRESENCE" means any number of associated Web Pages.

2.  OPERATION AND EFFECT

  (a) If Infoseek is required to pay a termination fee to Starwave pursuant to Sections 8.3(a) or 8.3(b) of the Agreement and Plan of Reorganization and if Disney is not then in material breach of the Agreement and Plan of Reorganization, Disney shall have the sole, exclusive, irrevocable option to make effective the terms and conditions of the license attached as Exhibit A or the service agreement and license attached as Exhibit B or both the license attached as Exhibit A and the service agreement and license attached as Exhibit B by providing written notice of the exercise of such option to Infoseek. Such option shall be exercised, if at all, with respect to either or both such license and service agreement and license, by written notice given to Infoseek within sixty (60) days following the date on which such a termination fee becomes payable (the "Option Period"). From the date hereof until Disney's exercise of the option or expiration of the Option Period, Infoseek shall not take any action that would interfere with or preclude its performance of the terms or conditions of the license attached as Exhibit A or the service agreement and license attached as Exhibit B except as may be set forth on the Schedule attached to Exhibit B.

  (b) This Agreement shall terminate upon the earlier of (i) the expiration of the Option Period (if either or both of the options are not exercised by Disney prior thereto), and (ii) the Effective Time.

3.  REPRESENTATIONS AND WARRANTIES

  CONFLICTING AGREEMENTS. Except as set forth in the Schedule attached to Exhibit B, each party represents and warrants that it has not and will not enter into any agreement with any third party which inhibits, precludes or adversely affects performance of any of its obligations under this Agreement or Exhibits A and B hereto or its compliance with any of the terms hereof and thereof.

  STATUS. Disney is a corporation in good standing under the laws of the state of Delaware, and has the full right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Infoseek is a corporation in good standing under the laws of the state of California, and has the full right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.

  AUTHORITY: NO CONFLICT: CONSENTS. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Disney and Infoseek and no further action is required on the part of either Disney or Infoseek to authorize the Agreement. This Agreement has been duly executed and delivered by Disney and Infoseek, and, assuming the due authorization, execution and delivery by each to the other constitutes the valid and binding obligations of Disney and Infoseek, enforceable in accordance with the terms of this Agreement, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and to rules of law governing specific performance, injunctive relief or other equitable remedies. The execution and delivery by Disney and Infoseek, each unto the other, of this Agreement does not, and the performance and consummation of the transactions contemplated hereby will not, result in any conflict with or violation of (i) any provision of the Articles or Certificate of Incorporation or Bylaws of either Disney or Infoseek, (ii) any material, contract, or license to which either Disney or Infoseek, or any of their properties or assets, are subject (except as set forth on the Schedule attached to Exhibit B) or (iii) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Disney or Infoseek or their respective properties or assets. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with any governmental body or third party is required by or with respect to Disney or Infoseek in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, (ii) or any other filings or approvals as may be required under California or Delaware law.

  EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN THIS AGREEMENT AND ITS EXHIBITS, NEITHER PARTY MAKES ANY WARRANTIES, WHETHER EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT AND ITS EXHIBITS, AND EACH PARTY SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY, NONINFRINGEMENT AND FITNESS FOR A PARTICULAR PURPOSE.

4.  GENERAL PROVISIONS

  REFERENCED URLS (WEB ADDRESSES): All URLs referenced in this Agreement or Exhibits A or B may be changed upon written notification by Disney to Infoseek. Infoseek shall immediately update all such referenced URLs on the Infoseek Web Presence or on any Web Page, Banner Advertisement, Image Link or Link where any such URL was utilized. For Disney Web Pages referenced without provision of a URL, Disney shall provide Infoseek with appropriate URLs following commencement of the operation of this Agreement.

  INTERPRETATION. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

  COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

  ENTIRE AGREEMENT: ASSIGNMENT. This Agreement and the Exhibits hereto (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder, and (c) no party shall, directly or indirectly, assign this Agreement to any third party, except that either party may assign this Agreement to its parent corporation or any entity of which its parent owns at least 80% of the voting equity.

  SEVERABILITY. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

  SPECIFIC PERFORMANCE. Disney and Infoseek expressly agree that this Agreement will be specifically enforceable in any court of competent jurisdiction in accordance with its terms by each party hereto.

  OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

  GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

  RULES OF CONSTRUCTION. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

  INDEMNIFICATION. Infoseek shall defend, at its sole expense, any claim, suit or proceeding brought against Disney by any third party (a) which if true would be a breach of any of the representations, warranties or agreements made by Infoseek under this Agreement or Exhibits attached hereto, or (b) a claim that the Infoseek Search Technology or Infoseek Communication Technology, when used as permitted herein, violates or infringes any copyright of any third party (each, a "Disney Claim"). Infoseek shall pay any damages and costs finally awarded against Disney and/or any settlement amounts entered into with respect to such Disney Claim to the extent based upon such a Disney Claim, provided that
(a) Disney shall promptly notify Infoseek of any Disney Claim for which indemnification is sought pursuant to this paragraph by Disney and provide Infoseek with a copy of each communication, notice or other action relating to said claim; (b) Infoseek shall have the exclusive right to control the defense and/or settlement of such Disney Claim and (c) Disney shall have provided Infoseek with all information and assistance reasonably requested by Infoseek in connection with such claim or suit. If it is adjudicatively determined, or if Infoseek believes, that the Infoseek Search Technology or the Infoseek Communication Technology infringes any copyright, or if the license or use of the Infoseek Search Technology or Infoseek Communication Technology, or any part thereof, is, as a result, enjoined, then Infoseek may, at is election, option and expense either (i) replace the Infoseek Search Technology and/or the Infoseek Communication Technology or any part thereof, as applicable, with other noninfringing suitable technology; or (ii) modify the Infoseek Search Technology or the Infoseek Communication Technology or any part thereof, as applicable, to become noninfringing. Infoseek shall keep Disney informed of, and consult with Disney in connection with the progress of each Disney Claim and Infoseek shall not have any right, without Disney's written consent, to settle any Disney Claim if such settlement arises from or is part of any criminal action, suit or proceeding or contains an acknowledgement of any liability on the part of Disney or any Disney Affiliate. Disney shall have the right, in its absolute discretion, to employ attorneys of its own choice at its expense and to participate in the defense of any Disney Claim. Infoseek's obligations pursuant to this paragraph shall survive the termination of this Agreement or the Exhibits attached hereto. Infoseek is not obligated to indemnify Disney for claims based solely on Disney's modifications or Derivative Works to the Infoseek Search Technology or the Infoseek Communication Technology and Disney shall indemnify Infoseek for copyright infringement by such modifications according to the same terms as apply to Infoseek's indemnity obligations under this Section.

  ATTORNEY FEES. If any action or other proceeding relating to the enforcement of any provision of this Agreement is brought by any party hereto, the prevailing party shall be entitled to recover reasonable attorneys' fees, costs and disbursements (in addition to any other relief to which the prevailing party may be entitled).

  WAIVERS STRICTLY CONSTRUED. With regard to any power, remedy or right provided herein or otherwise available to any party hereunder (a) no waiver or extension of time shall be effective unless expressly contained in a writing signed by the waiving party; and (b) no alteration, modification or impairment shall be implied by reason of any previous waiver, extension of time, delay or omission in exercise, or other indulgence.

  IN NO EVENT SHALL EITHER PARTY BE LIABLE UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ITS EXHIBITS FOR ANY LOSS OF PROFIT OR ANY OTHER INCIDENTAL, CONSEQUENTIAL, SPECIAL, EXEMPLARY, PUNITIVE OR OTHER INDIRECT DAMAGES OF ANY NATURE, FOR ANY REASON, INCLUDING WITHOUT LIMITATION THE BREACH OF THIS AGREEMENT OR ITS EXHIBITS EVEN IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE FOREGOING PARAGRAPH SHALL NOT OPERATE TO LIMIT EITHER PARTY'S INDEMNITY OBLIGATIONS EXPRESSLY ASSUMED IN THIS AGREEMENT OR THE EXHIBITS.

  NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or overnight mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice), provided however that notices sent by mail will not be deemed given until received:

  (a) If to Infoseek, to:

  Infoseek
  1399 Moffett Park Drive
  Sunnyvale, CA 94809
  Attention:  Harry M. Motro, President
              Andrew E. Newton, Esq.
  Telephone No: (408) 543-6000
  Facsimile No: (508) 734-9350

  with a copy to:

  Wilson Sonsini Goodrich & Rosati
  Professional Corporation
  650 Page Mill Road
  Palo Alto, CA 94304
  Attention: David J. Segre, Esq.
  Telephone No: (650) 493-9300
  Facsimile No: (650) 493-6811

  (b) If to Disney, to:

  500 South Buena Vista Street
  Burbank, CA 91521
  Attention: General Counsel
  Telephone No: (818) 560-7707
  Facsimile No: (818) 563-1766
  with a copy to:

  500 South Buena Vista Street
  Burbank, CA 91521
  Attention: Chief Financial Officer
  Telephone No: (818) 560-6977
  Telephone No: (818) 563-8726

  IN WITNESS WHEREOF, the duly authorized representative of each party have executed this Agreement as of the day and year first written above.

DISNEY ENTERPRISES, INC.           INFOSEEK CORPORATION


By: /s/ Kevin A. Mayer             By: /s/ Harry M. Motro
   -------------------                -------------------
Name: Kevin A. Mayer               Name: Harry M. Motro
Title: Sr. Vice President          Title: President and CEO


By: /s/ John R. Ball
   -------------------
Name: John R. Ball
Title: Vice President

                                   EXHIBIT A

                   LICENSE OF INFOSEEK TECHNOLOGY TO DISNEY


1.  Grant of License

     (a) Infoseek grants to Disney and all of its Affiliates a non-exclusive, non-transferable (except as permitted under "Assignment" in Section 7 below), worldwide, license to use the Infoseek Search Technology and Infoseek Communication Technology in any manner in connection with the production, distribution, operation, development and exploitation of the Disney Services, including without limitation to do on its behalf and/or authorize others to do on its behalf, in any medium now known or hereafter developed, the following:

          (1) to use, reproduce, distribute, transmit, make, sell, market and publicly perform and publicly display the results of any Infoseek Search Technology or Infoseek Communication Technology within or in association with the Disney Services;

          (2) to sublicense the Infoseek Search Technology and Infoseek Communication Technology, but only to the extent necessary or desirable for the production, distribution, operation, development and exploitation of the Disney Services on behalf of Disney or its Affiliates;

          (3) to design, develop, manufacture, and create technology incorporating or based upon the Infoseek Search Technology and Infoseek Communication Technology, but only to the extent necessary or desirable for the production, distribution, operation, development and exploitation of the Disney Services on behalf of Disney or its Affiliates; and

          (4) to modify, improve and prepare derivative works incorporating or based upon the Infoseek Search Technology and Infoseek Communication Technology, but only to the extent necessary or desirable for the production, distribution, operation, development and exploitation of the Disney Services on behalf of Disney or its Affiliates; provided, however, that Disney shall not sublicense or provide all or any part of the Infoseek Search Technology or Infoseek Communication Technology to any competitor of Infoseek, where "competitor" means Yahoo, Excite, Lycos, CNET, Microsoft, AOL, Netscape and their respective Affiliates and successors and any other company where a substantial portion of such company's revenues is derived from internet or intranet search and directory activities.

     (b) Without limiting the foregoing, Disney shall have the right pursuant to this license to fully integrate the Infoseek Search Technology and the Infoseek Communication Technology into all Disney Services.

    (c) Disney shall own any Derivative Works created by Disney or its Affiliates based on the licensed Infoseek Search Technology and Infoseek Communication Technology, provided, however, that the underlying original Infoseek Search Technology and Infoseek Communication Technology shall remain owned by Infoseek and its licensors.


2. Consideration. In consideration of the rights granted hereunder, Disney shall pay Infoseek [*] per Contract Year, payable in equal quarterly installments on or before the fifth day after the start of each quarter. The amount shall be prorated for periods of less than a full quarter. If Disney desires to receive updates pursuant to section 3(b) below during any Contract Year, Disney shall pay an additional 15% of the yearly consideration provided for in this paragraph for such Contract Year, payable in equal quarterly installments on or before the fifth day after the start of each quarter.

3.  Maintenance and Support

    (a) Infoseek personnel shall provide Disney reasonable and timely technical assistance in utilizing Infoseek Search Technology and Infoseek Communication Technology up to 80 person-hours of Infoseek personnel time per month. In consideration for such assistance, Disney shall pay to Infoseek $100 per person per hour of time provided, payable within 15 days after Disney's receipt of Infoseek's invoice.

    (b) Infoseek shall provide Disney with updates to the Infoseek Search Technology and Infoseek Communication Technology as soon as Infoseek implements or makes use of such updated technology as part of Infoseek's services other than for internal development purposes.

4.  Access to Source Materials

    Within thirty (30) days of the effective date of this license, Infoseek shall provide Disney a complete copy of all source code and object code for the Infoseek Search Technology and Infoseek Communication Technology and all documentation reasonably sufficient to permit technical personnel skilled in the relevant art to, including without limitation, modify, enhance, maintain and otherwise create Derivative Works from the Infoseek Search Technology and the Infoseek Communication Technology, provided, however, that Infoseek is under no obligation to create any such documentation not already available for internal Infoseek use.

5.  Confidentiality

    Disney agrees to keep confidential all Infoseek Search Technology and all Infoseek Communication Technology, not to use any Infoseek Search Technology or Infoseek Communication Technology except as set forth herein, and, except to the extent necessary to exercise Disney's rights specifically granted in Section 1 above (which disclosure shall be subject to confidentiality provisions and the right of Infoseek to audit such third party's compliance with all applicable confidentiality provisions), not to disclose any Infoseek Search

Technology or any Infoseek Communication Technology to any third party. Without limiting the foregoing, Disney shall use at least the same degree of care which it uses to prevent the disclosure of its own confidential information of like importance (which, in the case of source code, is of the utmost importance) to prevent the disclosure of Infoseek Search Technology or Infoseek Communication Technology. Disney shall promptly notify Infoseek of any actual or suspected misuse or unauthorized disclosure of Infoseek Search Technology or Infoseek Communication Technology. Disney shall not have any obligation to keep confidential: (i) information that is within the public domain or becomes part of the public domain through no fault of Disney, (ii) information received by Disney from a third party that, to Disney's knowledge, is not by such disclosure violating a written confidentiality agreement between such third party and Infoseek, (iii) information independently developed by Disney without the use of or reference to the Infoseek Search Technology or Infoseek Communication Technology by persons who have not had access to the Disney Search Technology or Disney Communication Technology, (iv) information that Infoseek consents specifically in writing with reference to this agreement to the disclosure thereof, and (v) information that is required to be disclosed by any applicable law, regulation, ordinance, decree, order or any other legal process; provided, that Disney shall promptly notify Infoseek if it becomes aware of any such requirement and assist Infoseek in obtaining protective orders.

6.  Termination

    This license shall continue for a period of five years from the effective date of Disney's exercise of its option to make the license herein effective pursuant to the Licensing and Services Option Agreement. Each party shall have the right to terminate this license at any time in the event of a material breach by the other party not cured within sixty (60) days after written notice thereof and Disney shall further have the right to terminate this license for any reason at the end of any Contract Year, provided Disney has provided Infoseek with written notice at least sixty (60) days prior to the end of that Contract Year. Notwithstanding the foregoing, the provisions contained in section 5 of this Exhibit shall survive the termination or expiration of this license. In the event of expiration or termination of this Agreement for any reason, (i) all rights and licenses granted herein shall automatically terminate, (ii) Disney shall ship to Infoseek, within thirty (30) days, all tangible items in its possession which contain any Infoseek Search Technology or Infoseek Communication Technology and shall promptly erase all copies of the Infoseek Search Technology and Infoseek Communication Technology from computer memory, and (iii) Disney and its sublicensees shall cease to utilize any Infoseek Search Technology and Infoseek Communication Technology.

7.  Representations, Warranties and General Provisions

    All of the Representations and Warranties and General Provisions set forth in the Licensing and Services Option Agreement ("the Agreement") to which this
Exhibit is attached are hereby incorporated by reference into this license of Infoseek Search Technology and Infoseek Communication Technology to Disney, except as the same are modified by the provisions in this section within this license. Where the Representations, Warranties and General

Provisions set forth in this license, or any of them, conflict with those of the Agreement, the express provisions of this license supersede those of the Agreement.

    ASSIGNMENT. This license shall not be assigned by either party WITHOUT THE WRITTEN CONSENT of the other party but may be assigned by Disney to any Disney Affiliate or by either party in connection with any sale of all or substantially all of such party's business or assets to which this agreement relates, whether by merger, acquisition or otherwise, and in the case of any such sale the seller shall require the purchaser to agree in writing to be bound by this license.
The party making an assignment provided for in this paragraph shall timely notify the other party thereof. Notwithstanding the foregoing, Disney may not assign this license, by operation of law or otherwise, to a competitor of Infoseek (as defined in Section 1 above).

    TITLE. Infoseek warrants that (i) it has the right to grant the rights to Disney as set forth in this license, (ii) Disney shall not be obligated to pay any consideration for using the Infoseek Search Technology or the Infoseek Communication Technology other than as specifically set forth in this license or as contemplated by the definitions of Infoseek Search Technology and Infoseek Communication Technology and (iii) there are no pending or, to the best of Infoseek's knowledge, threatened lawsuits concerning any aspect of the Intellectual Property Rights in and to the Infoseek Search Technology and the Infoseek Communication Technology, except as may be disclosed in the Acquisition Agreements.

    PERFORMANCE. Infoseek warrants that the Infoseek Search Technology and the Infoseek Communication Technology will function substantially in accordance with the level of functionality and performance Infoseek provides with respect to any of its Web Pages. Infoseek shall undertake to correct any programming errors in the Infoseek Search Technology or the Infoseek Communication Technology and shall complete such repair within a reasonable period of time commensurate with the severity of the malfunction after notice of such condition by Disney.

    SPECIFIC PERFORMANCE. Disney and Infoseek expressly agree that this license will be specifically enforceable in any court of competent jurisdiction in accordance with its terms by each party hereto.

                                   EXHIBIT B

           SERVICE AGREEMENT AND LICENSE BETWEEN INFOSEEK AND DISNEY


1.  License Grant by Disney to Infoseek

    Subject to the terms and conditions of this Agreement, Disney hereby grants Infoseek the non-exclusive, world-wide, royalty-free right to reproduce and display all material which is the subject of any Disney or Disney Affiliate Intellectual Property Rights, including logos, trademarks, trade names and similar identifying material, relating to the Disney Services, solely for the purpose of fulfilling the terms of this Agreement and provided that any such material so used is in no way altered, changed or modified by Infoseek without Disney's consent. Such use must conform to the advertising and content policies in force for the Disney Services. Upon Disney's request, Infoseek will make available samples of any uses of any such Disney or Disney Affiliate material for approval by Disney. Such approval is within Disney's sole and exclusive discretion. Disney shall retain all right, title and interest in and to all such material displayed and/or reproduced by Infoseek.

2.  Provision of Web Services by Infoseek

    Infoseek will provide the following services to Disney provided that the referenced service is a Disney Service:

    a.  Most Prominent Placement

    Disney.com (http://www.disney.com), Family.com (http://www.family.com), Disney's Daily Blast (http://www.disneyblast.com), ABC.com (http://www.abc.com), ABCNews.com (http://abcnews.com), ESPN.com (http://espn.com) and Mr. Showbiz (http://www.mrshowbiz.com) will each be provided Most Prominent Placement.

    ABCNews.Com will be provided with Most Prominent Placement on Infoseek's News Channel (or its replacement), and any of the Infoseek Channels containing news-related content on the Infoseek Web Presence. Infoseek's use and display of such content must meet Disney's then-current advertising and content policies, which will be provided by Disney to Infoseek.

    ESPN.com (http://espn.com) will be provided with Most Prominent Placement on Infoseek's Sports Channel (or its replacement), and any of the Infoseek Channels containing predominantly sports-related content on the Infoseek Web Presence. Infoseek's use and display of such content must meet Disney's then current advertising and content policies, which will be provided by Disney to Infoseek.

    ABC.com and Mr. Showbiz will each be provided with Most Prominent Placement on Infoseek's Entertainment Channel (or its replacement), and any of the Infoseek Channels containing predominantly entertainment-related content on the Infoseek Web Presence.

Infoseek's use and display of such content must meet Disney's then current advertising and content policies, which will be provided by Disney to Infoseek.

    Disney.com (http://www.disney.com), Disney's Daily Blast, and Family.com (http://www.family.com) will each be provided with Most Prominent Placement on Infoseek's Kids and/or Family Channels, (or their replacements) and any of the Infoseek Channels containing predominantly kids or family content on the Infoseek Web Presence.

3. Consideration. In consideration of the rights granted by Infoseek hereunder, Disney shall pay Infoseek [*] per Contract Year, payable in equal quarterly installments on or before the fifth day after the start of such quarter. Such amounts shall be prorated for periods of less than one quarter.

4.  Confidentiality

    "Confidential Information" shall mean, for purposes of this service agreement and license, records or information in the possession or under the control of a party relating to the technical, marketing, product and/or business affairs or proprietary and trade secret information of that party in oral, graphic, written, electronic or machine readable form, clearly marked as "confidential," or if disclosed orally, information identified as confidential at the time of disclosure.

    Each party to this services agreement and license shall take reasonable steps to protect the Confidential Information (herein defined) of the other party, using methods at least substantially equivalent to the steps it takes to protect its own proprietary information, but not less than a reasonable standard, and shall prevent the duplication or disclosure of Confidential Information, other than by or to its employees who must have access to the Confidential Information to perform such party's obligations hereunder, provided that each party shall make such employees aware of the restrictions of this section.

    The following information shall not be considered "Confidential Information": (i) information that is within the public domain or becomes part of the public domain through no fault of either party, (ii) information received by either party from a third party that, to the receiving party's knowledge, is not by such disclosure violating a written confidentiality agreement between such third party and the other party to this services agreement and license,
(iii) information independently developed by either party without the use of any material or information disclosed pursuant to this service agreement and license, (iv) information that either Party consents to the disclosure thereof, and (v) information that is required to be disclosed by any applicable law, regulation, ordinance, decree, order or any other legal process.

5.  Termination

    This service agreement and license shall continue for a period of five years from the effective date of Disney's exercise of its option to make the license herein effective pursuant to the Licensing and Services Option Agreement. Each party shall have the right to terminate this service agreement and license at any time in the event of a material breach by the other party and Disney shall further have the right to terminate this license for any reason at the end of any Contract Year, provided Disney has provided Infoseek with written notice at least sixty (60) days prior to the end of that Contract Year.

6.  Representations, Warranties and General Provisions

    All of the Representations and Warranties and General Provisions set forth in the Licensing and Services Option Agreement ("the Agreement") to which this
Exhibit is attached are hereby incorporated by reference into this service agreement and license between Infoseek and Disney, except as the same are modified by the provisions in this section within this service agreement and license. Where the Representations, Warranties and General Provisions set forth in this service agreement and license, or any of them, conflict with those of the Agreement, the express provisions of this service agreement and license supersede those of the Agreement.

    ASSIGNMENT. This service agreement and license shall not be assigned by either party without the written consent of the other party but may be assigned by Disney to any Disney Affiliate or by either party in connection with any sale of all or substantially all of such party's business or assets to which this agreement relates, whether by merger, acquisition or otherwise, and in the case of any such sale the seller shall require the purchaser to agree in writing to be bound by this service agreement and license. The party making an assignment provided for in this paragraph shall timely notify the other party thereof.

    TITLE. Except as set forth the Schedule to this Exhibit, Infoseek warrants that (i) it has the necessary rights to provide the services set forth in this service agreement and license, (ii) Disney shall not be obligated to pay any consideration for the performance of the services except as specifically set forth herein, and (iii) there are no pending or, to the best of Infoseek's knowledge, threatened lawsuits which would adversely affect Infoseek's provision of the services to be provided hereunder.

  Disney warrants that (i) it has the necessary rights to license the materials subject to Disney's Intellectual Property Rights licensed in this service agreement and license, (ii) Infoseek shall not be obligated to pay any consideration for such material except as specifically set forth herein, and
(iii) there are no pending or, to the best of Disney's knowledge, threatened lawsuits which would adversely affect Disney's licensing of the material subject to Disney's Intellectual Property Rights herein licensed.

    PERFORMANCE. Infoseek warrants that the display of any material subject to any Disney or Disney Affiliate Intellectual Property Rights on any Infoseek Web Page pursuant to the terms of this services agreement and license will be made available on substantially similar hardware, using substantially similar software and bandwidth or Internet connectivity, to that which Infoseek uses for the delivery of those Web Pages associated with the Infoseek search engine available on Infoseek's Initial Web Page, which will be substantially in accordance with the levels of performance that Disney may require in the ordinary and reasonable operation of the Disney Services. Infoseek shall immediately undertake to repair any malfunctions that hinder Infoseek's provision of the services provided herein and shall complete such repair within a reasonable period of time commensurate with the severity of the malfunction after notice of such condition.

  QUALITY. Infoseek agrees to maintain a consistent level of quality in any use of any material subject to any Disney or Disney Affiliate Intellectual Property Rights pursuant to this service agreement and license equal to that found on Disney's existing Web Presence and further agrees to maintain a level of quality in connection with its use of any such material that is consistent with general industry standards and Disney's then-current advertising and content policies. Infoseek acknowledges that Disney shall periodically monitor Infoseek's use of the material subject to Disney and Disney Affiliate Intellectual Property Rights in fulfillment of this service agreement and license. Upon request by Disney, Infoseek shall provide Disney with representative samples of each such use prior to the time any material which is subject to Disney or Disney Affiliate Intellectual Property Rights is used in fulfillment of this Agreement.

  INDEMNIFICATION. Disney shall indemnify, defend and hold harmless Infoseek, its officers, employees, and agents with respect to any claim, demand, cause of action, debt or liability, including reasonable attorneys' fees, to the extent it is based upon a claim by a third party for infringement of its Intellectual Property Rights by reason of Infoseek's use in accordance with the terms hereof of the material subject to Disney's Intellectual Property Rights herein licensed for use by Infoseek pursuant to this service agreement and license. In claiming indemnification hereunder, Infoseek shall provide Disney with written notice of any claim which Infoseek believes falls within the scope of this provision. Disney shall control the defense and all negotiations relative to the settlement of any such claim.

  SPECIFIC PERFORMANCE. Disney and Infoseek expressly agree that this services agreement and license will be specifically enforceable in any court of competent jurisdiction in accordance with its terms against each of the parties hereto.

  USE OF NAMES. Infoseek shall not have the right to use the name, likeness or voice of Walt Disney, the words "Disney," "ABC," "ESPN," or any Disney animated character or any other trademark, tradename or logo of Disney for any manner whatsoever without the prior consent of Disney or ABC, as appropriate, excepting only in its provision of the services to be provided pursuant to this Exhibit in accordance with the terms and conditions hereof.